Exhibit 99.1

Newfield Exploration Updates its
Production and Capital Investment Outlook for 2014-16

➢	Domestic Liquids Production Expected to Grow 30% in 2014
➢	Three-Year Plan Expected to Yield CAGR in Cash Flow of Approximately 25% per Year
➢	Company Plans to Invest Approximately $1.6 Billion in 2014, Focused on Liquids Growth

The Woodlands, Texas – December 9, 2013 – Newfield Exploration Company (NYSE: NFX) today updated its “three-year plan” and provided additional information through its @NFX publication, located on its website at www.newfield.com.

“Our three-year plan provides strong cash flow and production growth,” said Lee K. Boothby, Newfield Chairman, President and CEO. “Last February, we issued our first three-year plan, reflecting confidence in the quality and depth of our asset base as we complete our transition to a domestic resource company. Our growth outlook for 2014-15 is substantially unchanged, and we today introduced guidance for 2016. The execution of our plan through 2016 is expected to yield more than a 20% compound annual growth rate (CAGR) in liquids production and a 25% CAGR in cash flow.”

Net production from continuing operations in 2014 is expected to range from 44 – 48 million BOE, or 10 – 20% higher than 2013 estimated net production from continuing operations of approximately 40 million BOE. Domestic liquids production in 2014 is expected to increase 30% over the previous year. Newfield plans to invest approximately $1.6 billion in 2014 in its continuing operations (excludes capitalized interest and overhead). A table is included in this release detailing planned capital investments and expected production ranges from continuing operations through 2016.

Boothby continued, “We are increasing our 2014 investments in our SCOOP and STACK plays in the Anadarko Basin of Oklahoma. Our results to date have been very strong and we are improving our returns through fewer drilling days, optimized completion practices and the proven efficiencies associated with pad drilling. We are fortunate that three of our four focus areas are largely ‘held-by-production’ and we can redirect capital to our SCOOP and STACK plays without foregoing any future drilling opportunities in other regions.”

2014 Investment Highlights:

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With a planned 2014 investment of approximately $700 million, the Anadarko Basin will be the Company’s single-largest investment region. The Company plans to run eight operated drilling rigs in its SCOOP and STACK plays. Newfield has more than 225,000 net acres in the region and expects its 2014 production to double over 2013 levels. Net production from the Anadarko Basin is expected to exit 2014 at nearly 50,000 BOEPD.

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Planned 2014 capital investments in the Uinta Basin are approximately $400 million. Near-term activity levels in the basin have been adjusted to match timing expectations for refinery expansions in the Salt Lake City region. Newfield plans to run three operated rigs in the Greater Monument Butte Unit and one to two rigs in the Central Basin.  About 200 wells are planned for the ongoing Monument Butte waterflood development. In the Central Basin’s Uteland Butte and Wasatch plays, up to 10 horizontal wells are planned. Uinta Basin production in 2014 is expected to grow approximately 5% over 2013 levels.

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Newfield expects to maintain its current four-rig program in the Williston Basin in 2014. A planned investment of approximately $330 million is expected to allow for the drilling of 45 – 50 wells. The Company’s Williston Basin program is in development mode with 2013 average well costs decreasing about 20% over 2012 averages. The program is focused on drilling super extended laterals (more than 7,500’) from common pad locations. Net production in 2014 from the Williston Basin is expected to grow nearly 40% year-over-year.

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Approximately $170 million is planned for investment in the Eagle Ford, where Newfield expects to drill about 20 development wells in 2014. Well costs in 2013 have averaged about $7.3 million for SXL wells, reflecting continued efficiency gains in development. Net production from the region is expected to increase more than 30% over 2013 levels.

The table below details the Company’s growth and capital investment outlook for 2013-16 from continuing operations.

2013 – 16 Production & Capital Investment Outlook from Continuing Operations

	2013e	2014e	2015e	2016e
Production:
Oil (MMBO)	14.0	16.4 – 18.2	19.5 - 22.5	23.0 – 28.0
NGLs (MMBbls)	5.2	7.8 – 8.3	9.1 – 10.5	9.0 – 11.2
Natural Gas (BCF)	125	119 - 129	116 - 133	114 - 131
Total Production (MMBOE)	40.0	44.0 – 48.0	48.0 - 55.0	51.0 - 61.0
YoY Liquids Growth	43%	30%	20%	16%
YoY Gas Growth	(11%)	--%	--%	(2%)
YoY Total Growth	9%	16%	11%	9%
Capital Investments (In billions)	~$1.6	~$1.6	$1.6 – 1.8	$1.6 – 1.8

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  We are focused on North American resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.  Internationally, we have oil developments offshore Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, production and cash flow growth and planned capital investments, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

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